Exhibit 4.1

SUBSCRIPTION AGREEMENT

GRIT BXNG At Home, Inc.

Shares of Common Stock

Regulation A

This Subscription Agreement (this “Agreement”) is made between GRIT BXNG At Home, Inc. (“GRIT”) and the investor executing this Agreement (the “Investor”). Pursuant to this Agreement, and subject to its terms and conditions, GRIT agrees to sell to the Investor, and the Investor agrees to purchase, that certain number of shares (the “Shares”) of the common stock, par value $0.01 per share (the “Shares”) of GRIT specified below.

The purchase price of such Shares is $3.00 per share.

The Investor represents and warrants to and agrees with GRIT as follows:

1.	The Investor has previously specified and acknowledged to GRIT, in completing the Investor’s entries for the Investor’s investment through the website found at https://republic.co (the “Republic Platform”), the number of Shares being purchased by the Investor, the aggregate purchase price that the Investor is paying for the Shares, the Investor’s contact information and the Investor’s Social Security number or other tax ID information.

2.	The Investor has reviewed the offering circular pursuant to which the Shares have been offered, located at https://oc.gritepiq.com (the “Offering Circular”).

3.	At substantially the same time as the Investor is executing this Agreement, the Investor is paying the aggregate purchase price for the Shares in compliance with the payment instructions on the Republic Platform.

4.	The Investor understands that GRIT reserves the right to, in its sole discretion, accept or reject this subscription, in whole or in part, for any reason or no reason, and to the extent funds are transmitted by the Investor but not applied by GRIT to the Investor’s purchase of the Shares, such unused funds will be returned to the Investor, without deduction or interest.

5.	The Investor understands that, to be able to purchase the Shares, the Investor must either (a) be an “accredited investor” as such term is defined in Rule 501 of Regulation D under the U.S. Securities Act of 1933 (the “Securities Act”), or (b) limit the aggregate purchase price for the Shares to no more than 10% of the greater of the Investor’s annual income or net worth, and hereby represents and warrants to GRIT that he, she or it is either an “accredited investor” or, in the alternative, the aggregate purchase price for the Shares subscribed for is not more than 10% of the greater of the undersigned Investor’s annual income or net worth.

6.	The Investor is not, and is not acting as, an agent, representative, intermediary or nominee for any person, identified on the list of blocked persons maintained by the Office of Foreign Assets Control of the U.S. Treasury Department, and the Investor has complied with all applicable U.S. laws, regulations, directives and executive orders relating to anti-money laundering.

7.	The information that the Investor has provided in this Agreement is accurate and complete.

8.	This Agreement is the valid and binding obligation of the Investor.

9.	By making the foregoing representations and warranties, the Investor does not waive any right of action under federal or state securities laws. However, GRIT may assert the Investor’s representations and warranties on GRIT’s own behalf in any proceeding or other dispute with any party. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York, without giving effect to any principles of conflict of laws.

10.	Miscellaneous. Notices shall be delivered to the parties at their respective addresses (whether physical or electronic) set forth herein. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes and terminates any prior agreements between or among the parties or their respective affiliates (written or oral) with respect to the subject matter hereof. Any amendments to this Agreement shall be in writing upon the mutual agreement of all affected parties. The rights and obligations of the parties under this Agreement may not be assigned or assumed without the written consent of all parties. Should any provision of this Agreement be found to be unenforceable, that provision shall be interpreted or modified to the minimum extent necessary to make it enforceable, and the other provisions of this Agreement shall remain unchanged and enforceable to the greatest extent permitted by law. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Counterparts may be delivered by electronic transmission (including by .pdf file and through the use of any form of electronic signature complying with the ESIGN Act of 2000, for example www.docusign.com) or other transmission or delivery method. No rules of strict construction shall apply in the interpretation of this Agreement.

IN WITNESS WHEREOF, the undersigned purchaser hereby enters into this Subscription Agreement with GRIT BXNG At Home, Inc., a Delaware corporation, as of the date written below, and agrees to be bound in all respects by the terms and conditions hereof. The undersigned purchaser shall purchase the number of the Shares specified below for the aggregate Purchase Price specified below:

Number of Shares:
Price per Shares:	$3.00
Total Purchase Price:

Date

PURCHASER (if an individual)	PURCHASER (if an entity)

Print Name	Print Name of Entity

Signature	Signature of Authorized Signatory

Print Name of Additional Signatory
Name of Signatory

Additional Signature
(If joint tenants or tenants in common)
Title of Signatory

Address of Principal Residence:	Address of Executive Offices:

U.S. Social Security Number(s)	U.S. IRS Tax Identification Number

Telephone Number	Telephone Number

Email Address	Email Address